Exhibit 10.6
SETTLEMENT AGREEMENT
     This Settlement Agreement (this “Settlement Agreement”), dated as of ___, 2009, is by and among the City of Detroit (the “City”), the Economic Development Corporation of the City of Detroit (the “EDC”), Greektown Casino, L.L.C. (“Greektown Casino”), Greektown Holdings, L.L.C., and the other affiliate debtors and debtors in possession (collectively, the “Debtors”) in bankruptcy cases currently pending in the bankruptcy court in the Eastern District of Michigan (the “Bankruptcy Court”), which are jointly administered under Case No. 08-53104 (the “Bankruptcy Cases”), and Merrill Lynch Capital Corporation, as administrative agent for the Debtors’ Pre-petition Lenders and the DIP Lenders (the “Agent”). The City, the EDC, the Debtors, and the Agent are hereinafter collectively referred to as the “Parties” or individually as a “Party.”
RECITALS
     A. Greektown Casino, the City, and the EDC are parties to a Revised Development Agreement dated August 2, 2002 (as amended by the First Amendment dated July 2003, the “Current Development Agreement”).
     B. On May 29, 2008 (the “Petition Date”), the Debtors filed their voluntary petitions for relief pursuant to chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”).
     C. On August 26, 2009, the Debtors and the Agent, as joint plan proponents (the “Plan Proponents”), filed the Second Amended Joint Plans of Reorganization (Docket No. 1443) (the “Plan”) and the Debtors filed their Second Amended Disclosure Statement for Joint Plans of Reorganization (Docket No. 1442) (the “Disclosure Statement”). All capitalized terms used herein but not defined herein have the meanings ascribed to them in the Plan.
     D. On September 4, 2009, the Bankruptcy Court entered an order approving the Disclosure Statement (Docket No. 1495) (the “Disclosure Statement Order”).
     E. A hearing on confirmation of the Plan is currently scheduled to begin on November 3, 2009 (the “Confirmation Hearing”). At the Confirmation Hearing, the Plan Proponents will seek entry of a confirmation order approving the Plan (the “Confirmation Order”). The Plan Proponents expect that the Plan will be consummated during 2009 or early 2010 (as defined in the Plan, the “Effective Date”).
     F. Certain disputes and allegations have arisen between and among the Debtors and the City, including:
i.	The existence, occurrence, continuance and/or effectiveness of certain defaults, alleged defaults or Events of Default (as defined in the Current Development Agreement) (the “Defaults”) under the Current Development Agreement;

ii.	Whether the Debtors are in compliance with the Current Development Agreement;

iii.	Whether the Debtors were “fully operational” as of February 15, 2009, as that term is defined in the Michigan Gaming Control and Revenue Act (“MGCRA”);

iv.	Whether the Current Development Agreement can be assumed or assigned by the Debtors;

v.	Whether the Debtors have achieved Completion and Final Completion of the hotel and Casino and required Components of the Casino Complex by the required deadlines for completion, as such terms are defined in the Current Development Agreement;

vi.	Whether the Michigan Gaming Control Board (the “MGCB”) should grant a rollback of the wagering tax rate pursuant to the MGCRA and other applicable law, effective as of February 15, 2009 (the “Tax Rollback”);

vii.	Whether the Debtors are obligated to pay an additional 1% gaming tax, beginning July 1, 2009, based upon the alleged failure by the Debtors to be “fully operational” as defined by the MGCRA as of that date (the “1% Tax Increase”); and

viii.	Whether the Debtors have: (a) violated applicable zoning ordinances because the Casino Complex as constructed (including completion of the Event Center as a “white box” space) does not allegedly comply with the site drawings that were the basis for City Council site plan approval; (b) violated building permit requirements because the building permit issued for the Casino was based on permit drawings showing the Event Center as finished space for a theater-type Event Center; and/or (c) failed to obtain a final certificate of occupancy for the Casino (due to completion of the Event Center as white box space).

ix.	The items i-viii above, and all other related disputes, differences of opinion or inconsistent positions, whether asserted to date, or not, are hereinafter referred to as the “Disputed Matters.”
     G. The Disputed Matters are the factual basis for litigation, threatened litigation and other proceedings in the Bankruptcy Court, the District Court for the Eastern District of Michigan (the “District Court”) and before the MGCB, including:
i.	An appeal, pending in the District Court, of a Bankruptcy Court Order Approving Debtor’s Assumption of Development Agreement (Docket No. 1207), along with the Bankruptcy Court ruling from the bench as read into the record on April 7, 2009, styled In re Greektown Holdings, L.L.C., et al., E.D. Mich., Appeal No. 09-CV-12460 (the “Appeal”);

ii.	An adversary proceeding, pending in the Bankruptcy Court, in which the City seeks various forms of relief with respect to the Defaults, styled

Detroit v. Greektown Casino, L.L.C., Bankr. E.D. Mich., Adv. Pro. No. 09-05714 (the “Adversary Proceeding”);

iii.	The Order Granting City of Detroit Partial Relief from the Automatic Stay to Serve Notices of Default Under Development Agreement (Docket No. 1208);

iv.	A proceeding before the MGCB regarding the Debtors’ eligibility to receive the Tax Rollback (the “Tax Rollback Hearing”);

v.	A letter dated July 24, 2009, from the City to the Debtors regarding the 1% Tax Increase, the City’s July 28, 2009 Supplemental Filing Concerning Request for Certification of Tax Rollback with the MGCB, and Greektown Casino’s August 10, 2009 response filed thereto (together, the “1% Tax Increase Disputes”);

vi.	A letter dated August 10, 2009, from the City to the Debtors alleging certain defaults under the Current Development Agreement (the “Default Letter”);

vii.	The Disclosure Statement and the Bankruptcy Court’s approval thereof; and

viii.	The Plan, the Confirmation Hearing and discovery related thereto.

ix.	The items i-viii above hereinafter referred to as the “Dispute Proceedings”.
     H. The Parties now desire to resolve and settle on the terms hereof amicably all matters between them relating to the Disputed Matters and Dispute Proceedings on the terms hereof and to release each other from all claims, potential claims, obligations and liabilities as provided herein.
     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
PAYMENT AND AGREEMENTS
     Section 1.1 Settlement Payment. As consideration for the release and settlement of all Disputed Matters and Dispute Proceedings, the Debtors agree to pay to the City the sum of Fifteen Million, Three Hundred Thousand Dollars ($15,300,000) (the “Settlement Payment”), less certain credits as set forth below, subject to the provisions and payable in the manner described below:

          (a) An initial nonrefundable cash payment of Three Million, Five Hundred Thousand Dollars ($3,500,000) to be paid by the Debtors within two Business Days of the entry of the Confirmation Order (the “Initial Cash Payment”);
          (b) A credit, to be applied at the time of the Final Cash Payment (as defined and set forth below) to reduce the Settlement Payment, in an amount equal to the difference between (i) the amount of gaming taxes actually paid by the Debtors to the City between February 15, 2009, and the date the MGCB grants the Tax Rollback, and (ii) the amount that would have been paid by the Debtors between February 15, 2009, and the date that the MGCB grants the Tax Rollback had the Tax Rollback been effective as of February 15, 2009 (the “Tax Rollback Credit”); and
          (c) A final cash payment, in an amount equal to the Settlement Payment, less the sum of (i) the amount of the Initial Cash Payment, and (ii) the amount of the Tax Rollback Credit (the “Final Cash Payment”). The Final Cash Payment shall be paid within two Business Days of the later of (i) the Effective Date or (ii) the date when all Conditions Precedent set forth below have been satisfied. The Debtors’ obligation to make the Final Cash Payment shall be subject to the Conditions Precedent set forth in Section 1.3 below.
     Section 1.2 Other Agreements. The Parties shall take the following actions, as applicable:
          (a) The Parties hereby agree to toll or seek to extend all deadlines for all actions in any Dispute Proceeding or Disputed Matters from the date hereof through the entry of the Confirmation Order. Upon entry of the Confirmation Order, the Parties hereby agree to toll or seek to extend all deadlines for any Dispute Proceeding or Disputed Matters through the Effective Date at which time all such deadlines shall no longer be applicable;
          (b) The Parties agree that an order approving the Settlement Agreement must be entered as part of the Confirmation Order;
          (c) Greektown Casino, the City and the EDC shall use their best efforts to execute and deliver a Revised Development Agreement as expeditiously as possible, but in any event no later than October 29, 2009, approved by the City Council and the Mayor, substantially in the form attached to this Settlement Agreement as Exhibit A, which shall amend and supersede in all respects, the Current Development Agreement (the “Revised Development Agreement”);
          (d) Pending entry of the Confirmation Order, the City shall make no further demand seeking the 1% Tax Increase, and on the Effective Date, the City shall acknowledge and agree that the 1% Tax Increase is neither applicable nor payable;
          (e) On or before the Effective Date, the City shall take all actions necessary to dismiss voluntarily the Adversary Proceeding with prejudice;
          (f) On or before the Effective Date, the City shall take all actions necessary to dismiss voluntarily the Appeal with prejudice;

          (g) Pending entry of the Confirmation Order, the City shall take no actions with respect to any notice of alleged defaults served on the Debtors. On the Effective Date, the City shall dismiss and waive any and all claims of default under the Current Development Agreement, whether asserted or not, including for Development Process Costs as defined by the Current Development Agreement, or any other purported basis for reimbursement of fees and costs for attorneys or other professionals associated with and/or hired by the City;
          (h) The City shall take all actions reasonably necessary to effect the agreements provided in this Settlement Agreement and take such steps as are necessary to ensure that all required approvals of relevant city government authorities, including but not limited to City Council and the Mayor, are obtained;
          (i) The City shall not take any actions inconsistent with, and will use its best efforts to support and cooperate publicly and actively with the Plan Proponents’ efforts to obtain approval of this Settlement Agreement and Confirmation of the Plan to the exclusion of any other plan, proposal, offer or term sheet submitted by a third party;
          (j) The City shall not take any actions inconsistent with, and will use its best efforts to support and cooperate publicly and actively with the Debtors’ efforts to obtain the Tax Rollback with the effective date of the Tax Rollback being February 15, 2009, including by written submission to the MGCB affirmatively stating that the Debtors are in full compliance with the Current Development Agreement and are fully operational, and have been so since at least February 15, 2009, as defined by the MGCRA;
          (k) To the extent any consent is required under any applicable law, contract, or otherwise, including, but not limited to, under the Detroit City Code, the MGCRA, the Michigan Liquor Control Act and the Current or Revised Development Agreement, by the City (including the consent of the Mayor and the City Council), subject to the entry of the Confirmation Order and obtaining the necessary City approvals on or before the Effective Date, the City shall consent to the transfer of the ownership of the Casino and the Current or Revised Development Agreement, whichever is in effect, to the Reorganized Debtors on the terms and in accordance with the Plan; and
          (l) The City shall (i) approve an amended site plan based on revised drawings dated July 27, 2009 that were previously submitted to the City, showing the Event Center as white box space (the “Revised Event Center Drawings”); (ii) issue a revised building permit for the Casino based on the Revised Event Center Drawings; and (iii) issue a final certificate of occupancy for the Casino.
     Section 1.3 Conditions Precedent. The Parties’ obligations under the Settlement Agreement, other than those contained in Section 1.1(a), shall be subject to the following conditions precedent (collectively, the “Conditions Precedent”) being satisfied in all material respects or waived by the Parties:
          (a) A Final Order is entered approving entry into the Settlement Agreement and Revised Development Agreement. The order approving the Settlement Agreement and Revised Development Agreement must be included as part of the Confirmation Order;

          (b) A Confirmation Order which becomes a Final Order is entered which provides, inter alia, the following:
               (i) An ownership structure for New Greektown Holdco LLC similar to that described in Exhibit A to the Plan;
               (ii) In the event the Reorganized Debtors offer to sell shares to the public in an underwritten public offering within three years of the Effective Date, to the extent permitted by any rules and regulations regulating the Reorganized Debtors or the underwriters of such offering, the Reorganized Debtors:
     (a) will recommend to the underwriters of such offering to allow City of Detroit residents to participate in a “directed share program,” limited to two-percent (2%) of the total offering; and
     (b) will consider, in their sole discretion, whether to request that the underwriters, as to the 2% portion of the “directed share program,” offer the directed shares to the directed share recipients at the discount price at which the underwriter purchases such shares;
     provided; however, it being understood that any obligation of the Reorganized Debtors to make or consider any recommendation or request as provided above will not require any expense on the part of the Reorganized Debtors nor cause or result in any delay in the offering should the underwriters decline to follow such recommendations or requests.
               (iii) Reorganized Casino shall appoint an unpaid ombudsman, to be selected by the City and who is reasonably acceptable to the Agent, who, upon execution and delivery of a suitable confidentiality agreement, will be entitled to attend board of managers meetings (whether telephonic or in-person), including board committee meetings, and receive all material notices, minutes of meetings, requests for written consents of the board in lieu of a board meeting, information and reports that are furnished to the board of managers at the same time as the same are furnished to the board members; provided, however, that the board, in its sole discretion, may restrict the ombudsman’s attendance at meetings and his/her receipt of information with respect to: (i) matters involving actual or potential disputes, negotiations and/or litigation between Reorganized Casino and the City are raised or discussed; and/or (ii) actual or threatened third-party litigation involving Reorganized Casino, to the extent such attendance or receipt of information could cause the company to lose the benefit of protection in respect of what would otherwise be attorney-client privileged communications;
               (iv) Michael B. Rumbolz, Anthony J. Brolick, and G. Michael Brown shall constitute the initial board of managers of the Reorganized Debtors, or others mutually acceptable to the Reorganized Debtors, the Agent, and the City;
               (v) The person and/or entity that is named in Exhibit D to the Plan shall serve as the initial CEO and/or as the initial management company for the Reorganized Debtors, or any other person or entity mutually acceptable to the Reorganized Debtors, the Agent and the City (the acceptance of such other person shall not be unreasonably withheld by the City); and
               (vi) The aggregate amount of the Reorganized Debtors’ secured debt upon the Effective Date shall not exceed Three Hundred Fifty Million Dollars ($350,000,000).
               (vii) The City hereby acknowledges and agrees that the provisions described above in this Section 1.3(b), including but not limited to the selection of the individuals and/or entities for the initial board of managers and the initial CEO/management company, are acceptable to the City.
          (c) All approvals and consents have been obtained from the appropriate branches and offices of the City’s government, including from the office of the Mayor and the City Council, that are required (i) to enter into this Settlement Agreement and consummate the transactions contemplated hereby; (ii) to approve the Plan and the actions contemplated thereby, including the post-bankruptcy ownership structure and owners as set forth in the Plan; and (iii) to enter into the Revised Development Agreement and to consummate the transactions contemplated thereby;
          (d) All approvals and consents have been obtained from the EDC that are required (i) to enter into this Settlement Agreement and consummate the transactions contemplated hereby; and (ii) to enter into the Revised Development Agreement and consummate the transactions contemplated thereby;
          (e) The Bankruptcy Court shall have dismissed the Adversary Proceeding with prejudice;
          (f) The District Court shall have dismissed the Appeal with prejudice;
          (g) The City has used its best efforts to support actively and publicly the Plan Proponents in seeking confirmation of the Plan in the Bankruptcy Cases, to the exclusion of any other plan, proposal, offer or term sheet submitted by a third party;
          (h) The City has used its best efforts to support actively and publicly the Debtors in seeking the Tax Rollback effective as of February 15, 2009, including by written submission to the MGCB affirmatively stating that the Debtors are in full compliance with the Current Development Agreement and are fully operational, and have been so since at least February 15, 2009, as defined by the MGCRA;
          (i) The Tax Rollback has been granted effective as of February 15, 2009; and
          (j) The City has issued all appropriate certificates of occupancy, permits, zoning approval or variance or other similar regulatory approvals as contemplated by or required under the Current Development Agreement and/or Revised Development Agreement, including, but not limited to, approvals for the revised site plan based on drawings dated July 27, 2009 that were previously submitted to the City showing the Event Center as white box space, a revised building permit and a final certificate of occupancy based on the revised building permit.

ARTICLE 2
MUTUAL WAIVER AND RELEASE
     Section 2.1 Mutual Limited Release. As of the Effective Date:
          (a) Release by Debtors. Except for the Parties’ obligations under this Settlement Agreement, the Debtors, each of the Debtors’ Estates, the Reorganized Debtors, each of their subsidiaries and affiliates and their respective successors and assigns, hereby waive, release and forever discharge the City, the Agent, the Debtors’ Pre-petition Lenders and the DIP Lenders and each of their respective officers, directors, partners, members, managers, employees, agents, representatives, advisors, attorneys, and servants from any and all suits, legal or administrative proceedings, claims, obligations, demands, actions, causes of action, damages, losses, costs, interest, and liabilities, of whatever kind and nature, character and description, whether in law or equity, whether sounding in tort, contract or under other applicable law, whether known or unknown, and whether anticipated or unanticipated, arising from any event, transaction, matter, circumstance or fact in any way arising out of, arising as a result of, related to, with respect to or in connection with or based in whole or in part on the Disputed Matters and/or Dispute Proceedings, existing as of the date hereof regardless of whether specifically raised or asserted by the Debtors or addressed herein.
          (b) Release by City. Except for the Parties’ obligations under this Settlement Agreement, the City and its respective successors and assigns, hereby waive, release and forever discharge the Debtors, each of the Debtors’ Estates, the Reorganized Debtors, the Agent, the Debtors’ Pre-petition Lenders and the DIP Lenders and each of their respective officers, directors, partners, members, managers, employees, agents, representatives, advisors, attorneys and servants from any and all suits, legal or administrative proceedings, claims, obligations, demands, actions, causes of action, damages, losses, costs, interest, and liabilities, of whatever kind and nature, character and description, whether in law or equity, whether sounding in tort, contract or under other applicable law, whether known or unknown, and whether anticipated or unanticipated, arising from any event, transaction, matter, circumstance or fact in any way arising out of, arising as a result of, related to, with respect to or in connection with or based in whole or in part on the Disputed Matters and/or Dispute Proceedings, along with any claims or potential claims that have been or could have been asserted alleging violations or defaults under the Current Development Agreement or based on circumstances giving rise to the Disputed Matters existing as of the date hereof regardless of whether specifically raised or asserted by the City or addressed herein; provided, however, that nothing in this release shall affect the Debtors’ ongoing obligations to pay taxes owed to the City, their obligations arising under the Revised Development Agreement or compliance with other applicable laws, rules or regulations of the City.
          (c) Release by Agent. Except for the Parties’ obligations under this Settlement Agreement, the Agent, on behalf of itself and the Debtors’ Pre-petition Lenders and the DIP Lenders and its and their respective successors and assigns, hereby waive, release and forever discharge the Debtors, each of the Debtors’ Estates, the Reorganized Debtors and the City and each of their officers, directors, partners, members, managers, employees, agents, representatives, advisors, attorneys and servants from any and all suits, legal or administrative proceedings, claims, obligations, demands, actions, causes of action, damages, losses, costs, interest, and liabilities, of whatever kind and nature, character and description, whether in law or equity, whether sounding in tort, contract or under other applicable law, whether known or unknown, and whether anticipated or unanticipated, arising from any event, transaction, matter, circumstance or fact in any way arising out of, arising as a result of, related to, with respect to or in connection with or based in whole or in part on the Disputed Matters and/or Dispute Proceedings, existing as of the date hereof regardless of whether specifically raised or asserted by the Agent or addressed herein.
     Section 2.2 Limitation of Mutual Release. The Parties hereby acknowledge and agree that the provisions of Section 2.1 above and the waivers and releases therein shall be limited solely to the Disputed Matters and/or Dispute Proceedings or the circumstances giving rise to the Disputed Matters and/or Dispute Proceedings or any other claim related thereto that could have been asserted or alleged as of the Effective Date. Section 2.1 above is not intended to be and shall not be interpreted to be a release or waiver of any rights, remedies, claims, defenses or obligations that any of the Parties and/or their affiliates has or may have against any other Party and/or its affiliates arising out of, related to, or in connection with any other contracts, agreements, arrangements, understandings, acts, or omissions, that are wholly unrelated to the Current Development Agreement or the subject matter of this Settlement Agreement, including any disputes that may arise in the future with respect to the Revised Development Agreement.
     Section 2.3 Representations Regarding the Mutual Release. As an inducement to the other Parties to enter into this Settlement Agreement and grant the release, each Party represents to the other that:
          (a) Such Party (i) has not sold, transferred, conveyed, abandoned or otherwise disposed of any of the claims released by it under this Article 2, whether or not known, suspected or claimed that such Party has, had or may have, against the other Parties and/or any of its or their successors, predecessors (including, without limitation, all predecessors by virtue of merger) and assigns, as the case may be, and (ii) has sought the advise of counsel with respect to the execution and delivery of this release and understands the legal implications with respect to this release; and
          (b) Such Party hereby acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this release, but that it is such Party’s intention to, and it does hereby fully, finally and forever settle the claims released in this Article 2; in furtherance of such intention, such Party acknowledges that this release shall be and remain in effect as a full and complete release with respect to the claims released hereunder, notwithstanding the subsequent discovery or existence of any such additional or different facts.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
     Section 3.1 Authorization and Validity of Settlement Agreement. Each Party represents and warrants to each other Party that the execution, delivery and performance of this

Settlement Agreement (a) are within the Party’s powers, (b) have been duly authorized by all necessary action on its behalf and all necessary consents or approvals have been obtained and are in full force and effect and (c) do not violate any of the terms and conditions of any applicable law or any contracts to which it is a party.
     Section 3.2 Enforceability. Each Party represents and warrants to each other Party that this Settlement Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms.
     Section 3.3 Reviewed by Attorneys. Each Party represents and warrants to each other Party that it (a) understands fully the terms of this Settlement Agreement and the consequences of the execution and delivery hereof, (b) has been afforded an opportunity to have this Settlement Agreement reviewed by, and to discuss this Settlement Agreement with its attorneys, (c) has entered into this Settlement Agreement of its own free will and accord and without threat, duress or other coercion of any kind by any Person and (d) acknowledges that it and each other Party has negotiated the terms of this Settlement Agreement in good faith.
ARTICLE 4
BANKRUPTCY COURT APPROVALS; TERMINATION OF SETTLEMENT AGREEMENT
     Section 4.1 Bankruptcy Court Approvals. This Settlement Agreement shall be binding on the Parties as of the date set forth in the introductory paragraph of this Settlement Agreement, subject to Bankruptcy Court approval and required consents from the appropriate branches of the City, including City Council and the Mayor; provided, however, that Sections 1.2 (a), (b), (c), (h), (i) and (j) and Sections 4.1(a) and (b) shall be binding and in full force and effect upon the Parties as of the date set forth in the introductory paragraph of this Settlement Agreement.
          (a) The Parties will file a joint motion with the Bankruptcy Court for approval of this Settlement Agreement pursuant to Federal Rule of Bankruptcy Procedure 9019 (the “Settlement Motion”), and, if necessary, also seek entry of an order expediting the hearing on the Settlement Motion, so that the Settlement Motion is heard prior to the conclusion of the Plan Confirmation Hearing. The Settlement Motion shall (i) state that approval of this Settlement Agreement by the Bankruptcy Court is required contemporaneous with Plan Confirmation, and (ii) state that the City is supporting Confirmation of the Plan to the exclusion of any other plan of reorganization, proposal, offer or term sheet submitted by a third party. An order approving the Settlement Agreement shall be included as part of the Confirmation Order. The Parties shall use their best efforts to obtain Bankruptcy Court approval of the Settlement Agreement and shall take no actions inconsistent therewith.
          (b) Concomitantly, the Debtors will also seek authority to enter into the Revised Development Agreement from the Bankruptcy Court in conjunction with the relief sought in the Settlement Motion.

     Section 4.2 Effect of Non-Approval. In the event that (i) the Plan is not Confirmed, (ii) subject to the requirements of Section 1.1(a) of this Settlement Agreement, the Plan is not Consummated or the Conditions Precedent are not satisfied or waived by the Parties, or (iii) Bankruptcy Court approval of this Settlement Agreement including the Revised Development Agreement is not granted, this Settlement Agreement shall be deemed to be null and void and neither Party shall have any obligations to the other Parties arising out of this Settlement Agreement, including the Revised Development Agreement, nor shall the existence of the Settlement Agreement or its terms be used as the basis for the assertion of the waiver or estoppel of any claim or defense by any Party in any subsequent matter or proceeding.
ARTICLE 5
MISCELLANEOUS
     Section 5.1 Successors and Assigns. The rights and obligations of the Parties under this Settlement Agreement shall be binding on and enforceable by the successors and assigns of each Party.
     Section 5.2 Counterparts. This Settlement Agreement may be executed in one or more counterparts, by either an original signature or signature transmitted by facsimile transmission or other similar process and each copy so executed shall be deemed to be an original and all copies so executed shall constitute one and the same agreement.
     Section 5.3 Headings. The headings of the articles, sections and paragraphs of this Settlement Agreement are inserted for convenience only and shall not be deemed to constitute part of this Settlement Agreement or to affect the construction hereof.
     Section 5.4 Entire Agreement; Modification and Waiver. This Settlement Agreement, as it may be amended in accordance with its terms, and all other agreements delivered in connection herewith, contain the entire agreement as among the Parties with respect to the subject matter hereof. This Settlement Agreement may not be modified or amended except by an instrument or instruments in writing signed by each of the Parties. The waiver by a Party of a breach of any term or provision of this Settlement Agreement shall not be construed as a waiver of any subsequent breach.
     Section 5.5 Covenant Not to Take Action in Breach of Representations and Warranties. Each Party agrees not to take any actions from and including the date of execution of this Settlement Agreement up to and including the Effective Date that will result, whether directly or indirectly, in the breach of the representations, warranties, agreements, covenants or obligations contained in this Settlement Agreement.
     Section 5.6 Notices. Any notice, communication, request, instruction or other document required or permitted hereunder shall be deemed to have been duly given: (i) when personally delivered; (ii) upon actual receipt (as established by confirmation of receipt or otherwise) during normal business hours, otherwise on the first Business Day thereafter, if transmitted by facsimile or telecopier with confirmation of receipt; (iii) when mailed by certified mail, return receipt requested, postage prepaid; or (iv) when sent by overnight courier; in each case, to the following addresses, or to such other addresses as a Party may from time to time specify by notice to the other Party given pursuant hereto.
If to the Debtors or Reorganized Debtors, to:
Greektown Casino, L.L.C.
555 E. Lafayette
Detroit, MI 48226
Attention: Chief Executive Officer
With copies to:
Schafer & Weiner, PLLC
40950 Woodward Ave., Ste. 100
Bloomfield Hills, MI 48304
Attention: Daniel Weiner
Phone: (248) 540-3340
Facsimile: (248) 282-2100
and
Honigman Miller Schwartz and Cohn LLP
2290 First National Building
660 Woodward Avenue
Detroit, MI 48226
Attention: G. Scott Romney
Phone: (313) 465-7000
Facsimile: (313) 465-8000
If to the City, to:
Mayor
City of Detroit
1126 Coleman A. Young Municipal Center
Two Woodward Avenue
Detroit, Michigan 48226
Phone:
Facsimile:
With a copies to:
Corporation Counsel
City of Detroit
First National Building
660 Woodward Avenue
Suite 1650
Detroit, Michigan 48226
Phone:

Facsimile:
and
Shefsky & Froelich Ltd.
111 East Wacker Drive
Suite 2800
Chicago, IL 60601
Attention: Cezar M. Froelich and
Michael J. Schaller
Phone: (312) 527-4000
Facsimile: (312) 527-4011
If to the Agent, to:
Merrill Lynch Capital Corporation
335 Madison Avenue
5th Floor
New York, NY 10017
Attention: Michael O’Brien
Phone: (646) 556-0665
Facsimile: (646) 556-0351
With a copy to:
Mayer Brown LLP
1675 Broadway
New York, New York 10019-5820
Attention: J. Robert Stoll
Phone: (212) 506-2500
Facsimile: (212) 262-1910
     Section 5.7 GOVERNING LAW. THIS SETTLEMENT AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH APPLICABLE FEDERAL LAWS, AND/OR THE SUBSTANTIVE LAWS OF THE STATE OF MICHIGAN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE BANKRUPTCY COURT SHALL HAVE THE EXCLUSIVE JURISDICTION OVER THIS SETTLEMENT AGREEMENT AND THAT ANY CLAIMS ARISING OUT OF OR RELATED IN ANY MANNER TO THIS SETTLEMENT AGREEMENT SHALL BE PROPERLY BROUGHT ONLY BEFORE THE BANKRUPTCY COURT. FOR THE AVOIDANCE OF DOUBT, THIS PROVISION APPLIES SOLELY TO DISPUTES ARISING OUT OF THIS SETTLEMENT AGREEMENT AND NOT TO ANY DISPUTES ARISING OUT OF THE REVISED DEVELOPMENT AGREEMENT THAT IS ATTACHED AS AN EXHIBIT HERETO.

     Section 5.8 WAIVER OF JURY TRIAL. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS SETTLEMENT AGREEMENT OR THE RELATED AGREEMENTS AND FOR ANY COUNTERCLAIM THEREIN.
     Section 5.9 Severability. In case any provision of this Settlement Agreement shall be determined to be invalid, illegal or unenforceable for any reason, the remaining provisions of this Settlement Agreement shall be unaffected and unimpaired thereby, and shall remain in full force and effect, to the fullest extent permitted by applicable law.
     Section 5.10 Interpretation. This Settlement Agreement has been jointly drafted by the Parties at arm’s-length and each Party has had ample opportunity to consult with independent legal counsel. No provision or ambiguity in this Settlement Agreement shall be resolved against any Party solely by virtue of its participation in the drafting of this Settlement Agreement.
     Section 5.11 Survival of Representations. All representations, warranties, agreements, acknowledgements, covenants and obligations herein are material, shall be deemed to have been relied upon by the other Party, and shall survive the Effective Date.
     Section 5.12 No Admission of Liability. This Settlement Agreement is not an admission of any liability but is a compromise and the settlement and this Settlement Agreement shall not be treated as an admission of liability. All communications (whether oral or in writing) between and/or among the Parties, their counsel and/or their respective representatives relating to, concerning or in connection with this Settlement Agreement, or the matters covered hereby and thereby, shall be governed and protected in accordance with Federal Rule of Evidence 408 to the fullest extent permitted by law.
[SIGNATURE PAGES TO FOLLOW]

     IN WITNESS WHEREOF, this Settlement Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

MONROE PARTNERS, L.L.C., as debtor and debtor-in-possession
By:
	Name:	Cliff Vallier
	Title:	Chief Financial Officer

KEWADIN GREEKTOWN CASINO, L.L.C., as debtor and debtor-in-possession
By:
	Name:	Cliff Vallier
	Title:	Chief Financial Officer

GREEKTOWN HOLDINGS, L.L.C., as debtor and debtor-in-possession
By:
	Name:	Cliff Vallier
	Title:	Chief Financial Officer

GREEKTOWN HOLDINGS II, INC., as debtor and debtor-in-possession
By:
	Name:	Cliff Vallier
	Title:	Chief Financial Officer

GREEKTOWN CASINO, L.L.C., as debtor and debtor-in-possession
By:
	Name:	Cliff Vallier
	Title:	Chief Financial Officer

TRAPPERS GC PARTNER, L.L.C., as debtor and debtor-in-possession By: GREEKTOWN CASINO, L.L.C. Its: Sole Member
By:
	Name:	Cliff Vallier
	Title:	Chief Financial Officer

CONTRACT BUILDERS CORPORATION, as debtor and debtor-in-possession
By:
	Name:	Cliff Vallier
	Title:	Chief Financial Officer

REALTY EQUITY COMPANY, INC., as debtor and debtor-in-possession
By:
	Name:	Cliff Vallier
	Title:	Chief Financial Officer

MERRILL LYNCH CAPITAL CORPORATION, as Administrative Agent for the Pre-petition Lenders and the DIP Lenders

By:

Name: Michael E. O’Brien
Title: Vice President

THE CITY OF DETROIT

By:

Name:

Title:

THE ECONOMIC DEVELOPMENT CORPORATION OF THE CITY OF DETROIT

By:

Name:

Title:

EXHIBIT A
REVISED DEVELOPMENT AGREEMENT